EMPLOYMENT AGREEMENT

This Agreement is entered into effective as of the 15th day of December 2008, by and between Sonic Corp. (the “Corporation”), a Delaware corporation, and Claudia San Pedro (the “Employee”).

RECITALS

Whereas, the Employee is currently serving as the Vice President of Investor Relations and Treasurer of the Corporation and is an integral part of its management; and

Whereas, the Employee and the Corporation acknowledge that they previously entered into an Employment Agreement dated January 31, 2007, which is hereby canceled and superseded in its entirety by this Agreement; and

Whereas, the Corporation’s Board of Directors (the “Board”) has determined that it is appropriate to support and encourage the attention and dedication of certain key members of the Corporation’s management, including Employee, to their assigned duties without distraction and potentially disturbing circumstances arising from the possibility of a Change in Control (herein defined) of the Corporation; and

Whereas, the Corporation desires to continue the services of Employee, whose experience, knowledge and abilities with respect to the business and affairs of the Corporation will be extremely valuable to the Corporation; and

Whereas, the parties hereto desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Corporation and Employee.

Now, therefore, it is agreed as follows:

ARTICLE I
Term of Employment

1.1           Term of Employment.  The Corporation shall employ Employee for a period of one year from the date hereof (the “Initial Term”).

1.2           Extension of Initial Term.  Upon each annual anniversary date of this Agreement, this Agreement shall be extended automatically for successive terms of one year each, unless either the Corporation or the Employee gives contrary written notice to the other not later than the annual anniversary date.  As used herein, “Term” shall mean the Initial Term together with any renewal term(s) pursuant to this Section 1.2.

1.3           Termination of Agreement and Employment.  The Corporation may terminate this Agreement and the Employee’s employment at any time effective upon written notice to the Employee.  The Employee may terminate this Agreement and the Employee’s employment only after at least 30 days’ written notice to the Corporation, unless otherwise agreed by the Corporation.

ARTICLE II
Duties of the Employee

Employee shall serve as the Vice President of Investor Relations and Treasurer of the Corporation.  Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Corporation consistent with such position subject to such policies and procedures as may be established by the Board.

ARTICLE III
Compensation

3.1           Salary.  For Employee’s services to the Corporation as the Vice President of Investor Relations and Treasurer, Employee shall be paid a salary at the annual rate of $160,000 (herein referred to as “Salary”), payable in twenty-four equal installments on the first and fifteenth day of each month.  On the first day of each calendar year during the term of this Agreement with the Corporation, Employee shall be eligible for an increase in Salary based on an evaluation of Employee’s performance during the past year with the Corporation.  During the term of this Agreement, the Salary of the Employee shall not be decreased at any time from the Salary then in effect unless agreed to in writing by the Employee.

3.2           Bonus.  The Employee shall be entitled to participate in an equitable manner with other officers of the Corporation in discretionary cash bonuses as authorized by the Board.  Such bonuses shall be paid not later than the 15th day of the third month following the later of the end of the Corporation’s tax year or the Employee’s tax year in which the bonuses are no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE IV
Employee Benefits

4.1           Use of Automobile. The Corporation shall provide Employee with either the use of an automobile for business and personal use or a cash car allowance in accordance with the established company car policy of the Corporation.  The Corporation shall pay all expenses of operating, maintaining and repairing the automobile provided by the Corporation and shall procure and maintain automobile liability insurance in respect thereof, with such coverage insuring each Employee for bodily injury and property damage.  Reimbursement of automobile-related expenses shall be made as soon as practicable after the request for reimbursement is submitted, but in no event later than the last day of the calendar year next following the calendar year in which such expense was incurred.  Additionally, neither the provision of in-kind benefits nor the reimbursement of expenses in any one calendar year shall affect the level or amount of in-kind benefits to be provided, or the expenses eligible for reimbursement, in any other calendar year.  The Employee’s right to reimbursement or in-kind benefits under this Section 4.1 is not subject to liquidation or exchange for another benefit.

4.2           Medical, Life and Disability Insurance Benefits.  The Corporation shall provide Employee with medical, life and disability insurance benefits in accordance with the established benefit policies of the Corporation.

4.3           Working Facilities.  Employee shall be provided adequate office space, secretarial assistance, and such other facilities and services suitable to Employee’s position and adequate for the performance of Employee’s duties.

4.4           Business Expenses.  Employee shall be authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for entertainment, travel, and similar items.  The Corporation shall reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures. Reimbursement shall be made as soon as practicable after the request for reimbursement is submitted, but in no event later than the last day of the calendar year next following the calendar year in which such expense was incurred.  Additionally, the reimbursement of expenses in any one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  The Employee’s right to reimbursement under this Section 4.4 is not subject to liquidation or exchange for another benefit.

4.5           Vacations.  Employee shall be entitled to an annual paid vacation commensurate with the Corporation’s established vacation policy for officers.  The timing of paid vacations shall be scheduled in a reasonable manner by the Employee.

4.6           Disability Benefit.  Upon disability (as defined herein) of the Employee, the Employee shall be entitled to receive up to six months’ of Employee’s Salary (less any deductions required by law) payable in twelve equal installments of 1/24 of the Salary, with the first installment occurring on the first regularly scheduled payroll date following the determination of disability and the remaining installments occurring on a semi-monthly basis thereafter, provided that such disability payments shall continue only so long as the disability continues, and provided further that each such disability payment shall be reduced by any benefit payment the Employee is entitled to receive under the Corporation’s group disability insurance plans during the corresponding payroll period.

4.7           Term Life Insurance.  The Corporation shall purchase term life insurance on the life of the Employee having a face value of four times the Employee’s Salary (to be changed as salary adjustments are made) or the face value of life insurance that can be purchased based upon the Employee’s health history with the Corporation paying the standard premium rate for term insurance under its then current insurance program at the Employee’s age and assuming good health, whichever amount is lesser, provided that such insurance can be obtained by the Corporation in a manner which meets the requirements for deductibility by the Corporation under Section 79 of the Code.

4.8           Compensation Defined.  Compensation shall be defined as all monetary compensation and all benefits described in Articles III and IV hereunder (as adjusted during the term hereof).

ARTICLE V
Termination

5.1           Separation from Service.  For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” with respect to the Employee’s employment mean a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.

5.2           Death.  Employee’s employment hereunder shall be terminated upon the Employee’s death.

5.3           Disability.  The Corporation may terminate Employee’s employment hereunder in the event Employee is disabled and such disability continues for more than 180 days.  “Disability” shall be defined as the inability of Employee to render the services required of him under this Agreement, with or without a reasonable accommodation, as a result of physical or mental incapacity.

5.4           Cause.

(a)           The Corporation may terminate Employee’s employment hereunder for Cause.  For the purpose of this Agreement, “Cause” shall mean (i) the willful and intentional failure by Employee to substantially perform Employee’s duties hereunder, other than any failure resulting from Employee’s incapacity due to physical or mental incapacity, or (ii) commission by Employee, in connection with Employee’s employment by the Corporation, of an illegal act or any act (though not illegal) which is not in the ordinary course of the Employee’s responsibilities and exposes the Corporation to a significant level of undue liability.  For purposes of this paragraph, no act or failure to act on Employee’s part shall be considered to have met either of the preceding tests unless done or omitted to be done by Employee without a reasonable belief that Employee’s action or omission was in the best interest of the Corporation.

(b)           Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause unless such action is ratified by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting held within 30 days of such termination (after reasonable notice to Employee and an opportunity for Employee to be heard by members of the Board) confirming that Employee was guilty of the conduct set forth in this Section 5.4.  Ratification by the Board will be effective as of the original date of termination of Employee.

5.5           Compensation Upon Termination for Cause or Upon Resignation By Employee.  Except as otherwise set forth in Section 5.8 hereof, if Employee’s employment shall be terminated for Cause or if Employee shall resign Employee’s position with the Corporation, the Corporation shall pay Employee’s Compensation only through the last day of Employee’s employment by the Corporation.  The Corporation shall then have no further obligation to Employee under this Agreement.  If the Board, pursuant to Section 5.4(b), votes to classify Employee’s termination as “not for cause,” then Employee shall be compensated pursuant to Section 5.6 below.

5.6           Compensation Upon Termination Other Than For Cause Or Disability.  Except as otherwise set forth in Section 5.8 hereof, if the Corporation shall terminate Employee’s employment other than for Cause or Disability, the Corporation shall continue to be obligated to pay six months’ of Employee’s Salary (payable in 12 equal installments, with the first installment occurring on the first regularly scheduled payroll date following the date of termination, and the remaining installments occurring on a semi-monthly basis thereafter), but shall not be obligated to provide any other benefits described in Articles III and IV hereof, except to the extent required by law.

5.7           Compensation Upon Non-Renewal of Agreement.  Except as otherwise set forth in Section 5.8 hereof, if the Corporation shall give notice to Employee in accordance with Section 1.2 hereof that this Agreement will not be renewed but Employee’s employment is not terminated, the Corporation shall continue to be obligated to pay Employee’s Salary for a period of six months beginning on the date notice of non-renewal is given, on regularly scheduled payroll dates, but shall not be obligated to provide any other benefits described in Articles III and IV hereof, except to the extent required by law.

5.8           Termination of Employee or Resignation by Employee for Good Reason Following a Change in Control.  If at any time within the first twelve months subsequent to a Change in Control, the Employee’s employment with the Corporation is terminated other than as provided for in Section 5.2, 5.3 or 5.4 hereof, or the Corporation violates any provision of this Agreement or Employee shall resign Employee’s employment for Good Reason (as defined herein), the Corporation shall be obligated to pay to Employee a severance payment in an amount equal to two times the Employee’s compensation payable under paragraph 5.6 above, but in no event to exceed an amount equal to $1.00 less than three times the mean average annual compensation paid to Employee by the Corporation and any of its subsidiaries during the five calendar years ending before the date on which the Change in Control occurred (or if Employee was not employed for that entire five year period, then the mean average annual compensation paid to employee during such shorter period, with the Employee’s compensation annualized for any calendar year during which the employee was not employed for the entire calendar year); provided, however, that if the severance payment under this Section 5.8, either alone or together with any other payments or compensation which Employee has a right to receive from the Corporation, would constitute a “parachute payment” (as defined in Section 280G (or any equivalent term defined in any successor or equivalent provision) of the Code), then such severance payment shall be reduced to the largest amount as will result in no portion of the severance payment under this Section 5.8 being subject to the excise tax imposed by Section 4999 (or any successor or equivalent provision) of the Code.  For the purpose of this Section 5.8, the Employee’s annual compensation from the Corporation and its subsidiaries for a given year shall equal Employee’s compensation as reflected on Employee’s Form W-2 for that year (unless the Employee was not employed for the entire calendar year, in which case Employee’s Form W-2 compensation for such year shall be annualized).  The determination of any reduction in severance payment under this Section 5.8 pursuant to the foregoing provision shall be conclusive and binding on the Corporation.

If the Change in Control implicated by this Section 5.8 is also a “change in control event” within the meaning of the default rules of the final regulations promulgated under Section 409A(a)(2)(A)(v) of the Code, then the severance payment due under this Section 5.8 shall be made in a lump sum, payable no later than the 15th day of the third month following the later of the end of the Corporation’s tax year or the Employee’s tax year in which occurs the Employee’s effective date of termination under this Section 5.8.  If the Change in Control is not a “change in control event” within the meaning of the default rules of the final regulations promulgated under Section 409A(a)(2)(A)(v) of the Code, the severance payment contemplated by this Section 5.8 shall be made in twelve semi-monthly installment payments, beginning on the first regularly scheduled payroll date following the Employee’s effective date of termination under this Section 5.8.  For purposes of this Section 5.8, the Employee’s effective date of termination shall mean, as applicable, (x) the effective date of such termination of employment by the Corporation or (y) the effective date of the Employee’s resignation for Good Reason, which date shall be stated in the Employee’s written notice to the Corporation of his resignation for Good Reason and shall be no later than 60 days following the date of such notice.

“Good Reason” shall mean any of the following which occur during the term of this Agreement without Employee’s express written consent:

In the Event of a Change in Control:

(a)           the assignment to Employee of duties inconsistent with Employee’s position, office, duties, responsibilities and status with the Corporation immediately prior to a Change in Control; or, a change in Employee’s titles or offices as in effect immediately prior to a Change in Control; or, any removal of Employee from or any failure to reelect Employee to any such position or office, except in connection with the termination of Employee’s employment by the Corporation for Disability or Cause or as a result of Employee’s death or by Employee other than for Good Reason as set forth in this Section 5.8(a); or

(b)           a reduction by the Corporation in Employee’s Salary as in effect as of the date of this Agreement or as the same may be increased from time-to-time during the term of this Agreement or the Corporation’s failure to increase (within twelve months of the Employee’s last increase in Salary) Employee’s Salary after a Change in Control in an amount which at least equals, on a percentage basis, the highest percentage increase in salary for all officers of the Corporation or any parent or affiliated company effected in the preceding twelve months; or

(c)           the failure of the Corporation to provide Employee with the same fringe benefits (including, without limitation, life insurance plans, medical or disability plans, retirement plans, incentive plans, stock option plans, stock purchase plans, stock ownership plans, or bonus plans) that were provided to Employee immediately prior to the Change in Control, or with a package of fringe benefits that, if one or more of such benefits varies from those in effect immediately prior to such Change in Control, is in Employee’s sole judgment substantially comparable in all material respects to such fringe benefits taken as a whole; or

(d)           relocation of the Corporation’s principal executive offices to a location outside of Oklahoma City, Oklahoma, or Employee’s relocation to any place other than the location at which Employee performed Employee’s duties prior to a Change in Control, except for required travel by Employee on the Corporation’s business to an extent substantially consistent with Employee’s business travel obligations at the time of the Change in Control; or

(e)           any failure by the Corporation to provide Employee with the same number of paid vacation days to which Employee is entitled at the time of the Change in Control; or

(f)           the failure of a successor to the Corporation to assume the obligation of this Agreement as set forth in Section 7.1 herein.

5.9           Change in Control.  For the purposes of this Agreement, the phrase “change in control” shall mean any of the following events:

(a)           Any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s capital stock would convert into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation’s capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger;

(b)           Any sale, lease, exchange or other transfer (whether in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation;

(c)           The stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation;

(d)           Any person (as used in Section 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13D-3 under the Exchange Act) of 50% or more of the Corporation’s outstanding capital stock;

(e)           During any period of two consecutive years, individuals who at the beginning of that period constitute the entire Board of Directors of the Corporation cease for any reason to constitute a majority of the Board of Directors unless the election or the nomination for election by the Corporation’s stockholders of each new director received the approval of the Board of Directors by a vote of at least two-thirds of the directors then and still in office and who served as directors at the beginning of the period; or

(f)           The Corporation becomes a subsidiary of any other corporation.

ARTICLE VI
Obligation to Mitigate Damages; No Effect
on Other Contractual Rights

6.1           Mitigation.  The Employee shall not have any obligation to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. However, all payments required under the terms of this Agreement shall cease 30 days after the acceptance by the Employee of employment by another employer; provided that, this limitation shall not apply to payments due under paragraph 5.8, above.

6.2           Other Contractual Rights.  The provisions of this Agreement, and any payment provided for hereunder shall not reduce any amount otherwise payable, or in any way diminish Employee’s existing rights, or rights which would accrue solely as a result of passage of time under any employee benefit plan or other contract, plan or arrangement of which Employee is a beneficiary or in which Employee participates.

ARTICLE VII
Successors to the Corporation

7.1           Assumption.  The Corporation will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Employee, to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place.  Any failure by the Corporation to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.

7.2           Employee’s Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Employee should die while any amounts are still payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.

ARTICLE VIII
Restrictions on Employee

8.1           Confidential Information.  During the term of the Employee’s employment and for a period of twelve months thereafter, the Employee shall not divulge or make accessible to any party any Confidential Information, as defined below, of the Corporation or any of its subsidiaries, except to the extent authorized in writing by the Corporation or otherwise required by law.  The phrase “Confidential Information” shall mean the unique, proprietary and confidential information of the Corporation and its subsidiaries, consisting of: (1) confidential financial information regarding the Corporation or its subsidiaries, (2) confidential recipes for food products; (3) confidential and copyrighted plans and specifications for interior and exterior signs, designs, layouts and color schemes; (4) confidential methods, techniques, formats, systems, specifications, procedures, information, trade secrets, sales and marketing programs; (5) knowledge and experience regarding the operation and franchising of Sonic drive-in restaurants; (6) the identities and locations of Sonic’s franchisees, Sonic drive-in restaurants, and suppliers to Sonic’s franchisees and drive-in restaurants; (7) knowledge, financial information, and other information regarding the development of franchised and company-store restaurants; (8) knowledge, financial information, and other information regarding potential acquisitions and dispositions; and (9) any other confidential business information of the Corporation or any of its subsidiaries. The Employee shall give the Corporation written notice of any circumstances in which Employee has actual notice of any access, possession or use of the Confidential Information not authorized by this Agreement.

8.2           Restrictive Covenant.  During the term of Employee’s employment, the Employee shall not retain in or have any interest, directly or indirectly, in any business competing with the business being conducted by the Corporation or any of its subsidiaries, without the Corporation’s prior written consent.  For the six month period immediately following the termination of Employee’s employment, the Employee shall not engage in or have any interest, directly or indirectly, in any fast food restaurant business that has a menu similar to that of a Sonic drive-in restaurant (such as hamburgers, hot dogs, onion rings and similar items customarily sold by Sonic drive-in restaurants), or which has an appearance similar to that of a Sonic drive-in restaurant (such as color pattern, use of canopies, use of speakers and menu housings for ordering food, or other items that are customarily used by a Sonic drive-in restaurant), and which operates such restaurants within a three mile radius of any Sonic drive-in restaurant.

ARTICLE IX
Miscellaneous

9.1           Indemnification.  To the full extent permitted by law, the Board shall authorize the payment of expenses incurred by or shall satisfy judgments or fines rendered or levied against Employee in any action brought by a third-party against Employee (whether or not the Corporation is joined as a party defendant) to impose any liability or penalty on Employee for any act alleged to have been committed by Employee while employed by the Corporation unless Employee was acting with gross negligence or willful misconduct.  Payments authorized hereunder shall include amounts paid and expenses incurred in settling any such action or threatened action.

9.2           Resolution of Disputes.  The following provisions shall apply to any controversy between the Employee and the Corporation and its subsidiaries and the Employee (including any director, officer, employee, agent or affiliate of the Corporation and its subsidiaries) whether or not relating to this Agreement.

 (a)          Arbitration. The parties shall resolve all controversies by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

(1)           Applicable Law.  The Federal Arbitration Act (the “Federal Act”), as supplemented by the Oklahoma Arbitration Act (to the extent not inconsistent with the Federal Act), shall apply to the arbitration and all procedural matters relating to the arbitration.

(2)           Selection of Arbitrators.  The parties shall select one arbitrator within 10 days after the filing of a demand and submission in accordance with the Rules.  If the parties fail to agree on an arbitrator within that 10-day period or fail to agree to an extension of that period, the arbitration shall take place before an arbitrator selected in accordance with the Rules.

(3)           Location of Arbitration.  The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrator shall issue any award at the place of arbitration.  The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

(4)           Enforcement of Award.  The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets.  The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.

 (b)         Attorneys’ Fees and Costs.  The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs (including the cost of the arbitrator) incurred after the filing of the demand and submission.  If the Corporation or any of its subsidiaries prevails, the award shall include an amount for that portion of the administrative overhead reasonably allocable to the time devoted by the in-house legal staff of the Corporation or any subsidiary.

(c)           Excluded Controversies.  At the election of the Corporation or its subsidiaries, the provisions of this Section 9.2 shall not apply to any controversies relating to the enforcement of the covenant not to compete or the use and protection of the trademarks, service marks, trade names, copyrights, patents, confidential information and trade secrets of the Corporation or its subsidiaries, including (without limitation) the right of the Corporation or its subsidiaries to apply to any court of competent jurisdiction for appropriate injunctive relief for the infringement of the rights of the Corporation or its subsidiaries.

(d)           Other Rights.  The provisions of this Section 9.2 shall not prevent the Corporation, its subsidiaries, or the Employee from exercising any of their rights under this agreement, any other agreement, or under the common law, including (without limitation) the right to terminate any agreement between the parties or to end or change the party’s legal relationship.

9.3           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter of this Agreement and replaces and supersedes all other written and oral agreements and statements of the parties relating to the subject matter of this Agreement.

9.4           Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and sent by mail to Employee’s residence, in the case of Employee, or to its principal office, in the case of the Corporation.

9.5           Waiver of Breach.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

9.6           Amendment.  No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the parties hereto.

9.7           Validity.  This Agreement, having been executed and delivered in the State of Oklahoma, its validity, interpretation, performance and enforcement will be governed by the laws of that state.

9.8           Section Headings.  Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9           Counterpart Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9.10         Exclusivity.  Specific arrangements referred to in this Agreement are not intended to exclude Employee’s participation in any other benefits available to executive personnel generally or to preclude other compensation or benefits as may be authorized by the Board from time to time.

9.11         Partial Invalidity.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

9.12         Section 409A of the Code.

 (a)         Notwithstanding anything herein to the contrary, if, at the time of the Employee’s termination of employment with the Corporation, the Employee is a “specified employee” within the meaning of Section 409A of the Code, as determined under the Corporation’s established methodology for determining specified employees, then, solely to the extent necessary to avoid the imposition of additional taxes, penalties or interest under Section 409A of the Code, any payments to the Employee hereunder which provide for the deferral of compensation, within the meaning of Section 409A of the Code (which shall not include any compensation that is exempt from Section 409A of the Code), and which are scheduled to be made as a result of the Employee’s termination of employment during the period beginning on the date of the Employee’s date of termination and ending on the six-month anniversary of such date shall be delayed and not paid to the Participant until the first business day following such sixth month anniversary date, at which time such delayed amounts will be paid to the Employee in a cash lump sum.  If the Employee dies on or after the date of the Employee’s date of termination and prior to the payment of the delayed amounts pursuant to this Section 9.12, any amount delayed pursuant to this Section 9.12 shall be paid to the Employee’s estate within 30 days following the Employee’s death.

 (b)         To the extent this Agreement is subject to Section 409A of the Code, the Corporation and Employee intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent reasonably practicable, be operated and administered to effectuate such intent.

In witness whereof, the Corporation has caused this Agreement to be executed and its seal affixed hereto by its officers thereunto duly authorized; and the Employee has executed this Agreement, as of the day and year first above written.

The Corporation: The Employee:	Sonic Corp. By: /s/ W. Scott McLain Name: W. Scott McLain Title: President /s/ Claudia San Pedro Name: Claudia San Pedro